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                                                                                                                      Exhibit 11
INNOVIR LABORATORIES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF COMPUTATION OF PER SHARE DATA

For the years ended September30, 1994, 1995 and 1996

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                                                            1994                       1995                       1996
                                                 --------------------------  --------------------------  --------------------------
                                                   Primary    Fully Diluted    Primary    Fully Diluted    Primary    Fully Diluted
                                                 -----------  -------------  -----------  -------------  -----------  -------------
  Net loss ...................................   $(3,463,878)  $(3,463,878)  $(4,989,974)  $(4,969,974)  $(9,391,605)  $(9,391,605)

Reduction of net loss assuming a portion of
 the proceeds from the exercise of options
 and warrants was used to repay the company's
 term note payable and related accrued
 interest, and capital lease obligations,
 and to invest in short-term government
 securities in accordance with the
 treasury stock method .......................                  1,058,959                      452 363
                                                 -----------   -----------   -----------   -----------   -----------   -----------
   Net loss ..................................   $(3,463,878)  $(2,404,919)  $(4,989,974)  $(4,537,611)  $(9,391,605)  $(9,391,605)
                                                 ===========   ===========   ===========   ===========   ===========   ===========

Weighted average number of common
 shares outstanding ..........................     3,089,090     3,089,090     3,510,047     3,510,047     5,671,248     5,671,248

Shares issuable upon conversion of
 convertible equity securities ...............                                                 245,115                   2,415,791

Shares issuable upon exercise of
 outstanding options and warrants ............                   5,379,940                   6,167,726                     834,850

Shares assumed to be repurchased
 under the treasury stock method .............                    (640,110)                   (797,268)                   (116,356)
                                                 -----------   -----------   -----------   -----------   -----------   -----------
Number of common shares used in
 computing per share data ....................     3,089,090     7,828,920     3,510,047     9,125,620     5,671,248     8,805,533
                                                 ===========   ===========   ===========   ===========   ===========   ===========
   Net loss per share ........................   $     (1.12)  $     (0.31)  $     (1.42)  $     (0.50)  $     (1.66)  $     (1.07)
                                                 ===========   ===========   ===========   ===========   ===========   ===========
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